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                                  EXHIBIT 99.1

                                                 Contact: Frederick J. Hirt, CFO
                                                                  (610) 478-3117

                        ARROW INTERNATIONAL, INC. REPORTS
                    MODIFICATIONS IN CARDIAC ASSIST STRATEGY

DISCONTINUES DEVELOPMENT AND MARKETING OF ARROW LIONHEART(R) LVAS

                 WRITES OFF REMAINING INVESTMENT OF $2.8 MILLION

                          CONTINUES CORAIDE(TM) PROGRAM

READING, PA, APRIL 7, 2005 - Arrow International, Inc. (Nasdaq: ARRO) reported today that after carefully considering a wide range of medical, patient care and economic factors, its Board of Directors has unanimously voted to discontinue the development, sales and marketing programs related to its LionHeart Left Ventricular Assist System (LVAS).

Carl G. Anderson, Jr., Chairman and Chief Executive Officer, stated, "The Arrow LionHeart program established a new level of technological achievement. We could not have asked for a better, more talented or dedicated team to bring it to clinical use and commercial use in Europe under a CE mark. We and the cardiac assist field in general are fortunate to have benefited from the efforts of the best technical and clinical minds involved in mechanical cardiac assist technology today, including our valuable partners at Penn State Milton S. Hershey Medical Center.

"However, as any responsible public company must do, Arrow has been closely monitoring the progress of our LVAS program. We have reviewed ventricular assist technology trends, considered our experience marketing the device in Europe, the input we received from the medical community, as well as the data and analysis of the outside consultants we retained to analyze the long-term commercial opportunity of this program. In addition, we have thoroughly assessed the significant additional time and investment required to maximize the potential of the LionHeart. Based on careful consideration of all of these factors, we have determined that the LionHeart is not economically viable for Arrow, as it would not realize adequate returns for Arrow shareholders in an acceptable period of time. Therefore, the Company will discontinue its LionHeart program. We are, however, fully committed to providing the necessary ongoing technical and clinical support for the one patient who is currently implanted with the device," Mr. Anderson concluded.

In addition, based upon the Board's decision, Arrow will continue the clinical trial of its CorAide continuous flow ventricular assist device in Europe. The Company believes the CorAide's smaller size, less invasive surgical approach and inherently simpler design promises better opportunities for broader market acceptance. In February 2005, CorAide devices were implanted in two patients in Bad Oyenhausen, Germany in conjunction with the Company's clinical trial. As Arrow reported on March 21, 2005, both patients continue to recover as expected.


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As previously reported, there were no sales of the Company's LionHeart devices during either of the first two quarters of fiscal year 2005. As a result, the Company made a provision in its second fiscal quarter of $2.1 million, or $0.03 diluted earnings per share, for LionHeart inventory in excess of anticipated requirements. In addition, based upon the Board of Directors decision, the Company will write off in the second fiscal quarter ended February 28, 2005 its remaining investment in LionHeart, which includes $2.8 million in manufacturing equipment and components. The write-off will be included in the Company's unaudited financial statements reported in its Form 10-Q for the second quarter of fiscal year 2005, which is scheduled to be filed on Monday, April 11, 2005, as previously announced.

COMPANY INFORMATION

Arrow International, Inc. develops, manufactures and markets a broad range of clinically advanced, disposable catheters and related products for critical and cardiac care. The Company's products are used primarily by anesthesiologists, critical care specialists, surgeons, emergency and trauma physicians, cardiologists, interventional radiologists, electrophysiologists, and other health care providers.

Arrow International's news releases and other company information can be found on its website at http://www.arrowintl.com.

The Company's common stock trades on The Nasdaq Stock Market(R) under the symbol ARRO.

SAFE HARBOR STATEMENT

 "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This news release provides historical information and includes forward-looking statements (including projections). Although the Company believes that the expectations in such forward-looking statements are reasonable, the Company can give no assurance that such expectations will prove to have been correct. The forward-looking statements are based upon a number of assumptions and estimates that, while presented with numerical specificity and considered reasonable by the Company, are inherently subject to significant business, economic and competitive risks, uncertainties and contingencies which are beyond the control of the Company, and upon assumptions with respect to future business decisions which are subject to change. Accordingly, the forward-looking statements are only an estimate, and actual results will vary from the forward-looking statements, and these variations may be material. Consequently, the inclusion of the forward-looking statements should not be regarded as a representation by the Company of results that actually will be achieved. Forward-looking statements are necessarily speculative in nature, and it is usually the case that one or more of the assumptions in the forward-looking statements do not materialize. Investors are cautioned not to place undue reliance on the forward-looking statements. In connection with the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions the reader that, among others, the factors below, which are discussed in the Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2004 and in its other filings with the Securities and Exchange Commission, could cause the Company's results to differ materially from those stated in the forward-looking statements. These factors include: (i) stringent regulation of the Company's products by the US Food and Drug Administration and, in some jurisdictions, by state, local and foreign governmental authorities;


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(ii) the highly competitive market for medical devices and the rapid pace of product development and technological change in this market; (iii) pressures imposed by the health care industry to reduce the cost or usage of medical products and services; (iv) dependence on patents and proprietary rights to protect the Company's trade secrets and technology, and the need for litigation to enforce or defend these rights; (v) risks associated with the Company's international operations; (vi) potential product liability risks inherent in the design, manufacture and marketing of medical devices; (vii) risks associated with the Company's use of derivative financial instruments; and (viii) dependence on the continued service of key members of the Company's management.


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